EXHIBIT 10.2
EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered on October 31, 2008, and is effective as of November 1, 2008 (the “Effective Date”), by and between Express Scripts, Inc., a Delaware corporation (the “Company”), and _________________ (“Executive”).

WHEREAS, Executive is now and has been employed by the Company as its ________________________ (or in a previous position) pursuant to the terms of that certain Executive Employment Agreement (the “Original Agreement”) effective as of ______________________ (the “Original Effective Date”); and

WHEREAS, the parties wish to amend and restate the Original Agreement by entering into this Agreement, which shall supersede the Original Agreement as of the Effective Date, to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1           “Accrued Rights” has the meaning set forth in Section 4.1.

1.2           “Annual Base Salary” means the base salary set forth in Section 3.1 hereof.

1.3           “Annual Bonus” means Executive’s annual bonus granted pursuant to the Annual Bonus Plan, as described in Section 3.2 hereof.

1.4           “Annual Bonus Plan” means the annual bonus program established for senior executives by the Board of Directors of the Company (the “Board”) or by the Committee, as adopted or amended from time to time.

1.5           “Bonus Potential” means the maximum bonus amount Executive could receive pursuant to Section 3.2 hereof for achieving 100% of “base” or “targeted” performance goals established by the Board or Committee under the Annual Bonus Plan with respect to the applicable fiscal year; provided, however, in no event shall Executive’s Bonus Potential for the year in which the Bonus Potential is being determined (a) be less than _____% of Executive’s Annual Base Salary as in effect on January 1 of such year or (b) take into account, or include in any way, any increase in Executive’s bonus amount due to the Company exceeding its “base” or “target” goals for such year (e.g., if Executive’s “base” or “target” Bonus Potential is stated at $50,000, but Executive is eligible to receive more than $50,000 if certain targets are exceeded then Executive’s Bonus Potential for purposes of this definition is $50,000).

1.6           “Cause” means:

(a)
any act or acts by Executive, whether or not in connection with his or her employment by the Company, constituting, or Executive’s conviction or plea of guilty or nolo contendere (no contest) to, (i) a felony under applicable law or (ii) a misdemeanor involving moral turpitude;

(b)	any act or acts of gross dishonesty or gross misconduct in the performance of Executive’s duties hereunder;

(c)
any willful malfeasance or willful misconduct by Executive in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates; or

(d)
any breach by Executive of the provisions of Sections 5.1 through 5.3 of this Agreement, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (as defined in Section 1.24 hereof).

Notwithstanding the foregoing, the event(s) described in clause (c) of this Section 1.6 shall not be deemed to constitute “Cause” if such event is (i) primarily the result of bad judgment or negligence on the part of Executive not rising to the level of gross negligence; or (ii) primarily because of an act or omission believed by Executive in good faith to have been in, or not opposed to, the interests of the Company and its affiliates.

1.7           “Change in Control” means a Change in Control as that term is defined in the Incentive Plan (as defined in Section 1.22 hereof).

1.8           “Code” means the Internal Revenue Code of 1986, as amended.

1.9           “Committee” means the Compensation and Development Committee of the Board.

1.10           “Covered Equity Awards” means the following awards granted to the Executive under the Incentive Plan: any and all Options, Stock Appreciation Rights, Restricted Stock Units or Performance Shares (as such terms are defined in the Incentive Plan) granted after January 1, 2008, but during the term of this Agreement.

1.11           “Covered Payments” means the amounts described in Section 6.12(a) hereof.

1.12           “Deemed Retirement Date means the later to occur of (a) the date six months after the Executive properly delivers a Notice of Retirement, or (b) the Termination Date.

1.13           “Disability” has the meaning ascribed to such term in the Incentive Plan.

1.14           “Early Retirement” means a voluntary termination of employment by Executive which is not a Tenured Retirement and which meets all of the following requirements:

(a)           Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Retirement;

(b)           as of the date of proper delivery of the Notice of Retirement (i) Executive shall be at least 54 ½ years of age, (ii) Executive shall have served on Senior Staff for a continuous period of at least 4 ½ years up to and including the date such Notice of Retirement is delivered, and (iii) the sum of Executive’s age plus cumulative years of service on Senior Staff shall equal at least 64.

1.15           “Early Retirement Option Expiration Date” means, with respect to each applicable grant of Options or Stock Appreciation Rights, the first to occur of (A) the expiration of such grant’s respective term (as set forth in the applicable option or stock appreciation right agreement or notice), or (B) the date twelve months, plus the number of months in the Early Retirement Extension Period, after the Deemed Retirement Date (e.g. if the Early Retirement Extension Period is 4 months, the date referenced in this Subsection (B) would be 16 months after the Deemed Retirement Date).

1.16           “Early Retirement Extension Period” means a number of months equal to the number of months from the first day of the calendar month of Executive’s 55th birthday to the Deemed Retirement Date, truncated to a whole number (e.g. if an Executive’s 55th birthday was February 11, 2009 and his or her Deemed Retirement Date was November 5, 2009, the Early Retirement Extension Period would be nine months – the truncated number of months from February 1, 2009 to November 5, 2009).

1.17           “Early Retirement Vesting Factor” means a fraction, the numerator of which is the number of whole months in the Early Retirement Extension Period, and the denominator of which is 60; provided, however, that under no circumstances may the Early Retirement Vesting Factor be greater than one (or, if expressed as a percentage, 100%).

1.18           “Effective Date” means the date specified in the recitals to this Agreement.

1.19           “Employment Period” means the Initial Employment Period (as defined in Section 1.23 hereof) plus any additional Renewal Periods (as defined in Section 1.30 hereof).

1.20           “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar state or local tax that may be imposed.

1.21           “Good Reason” means the occurrence of any one or more of the following:

(a)           Any material breach by the Company of any of the provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder;

(b)           The Company’s requiring Executive to be based at any office or location more than 50 miles from One Express Way, Saint Louis, Missouri (the “Current Headquarters”), except for travel reasonably required in the performance of Executive’s responsibilities to the extent substantially consistent with Executive’s business travel obligations;

(c)           Any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2.3 hereof; provided, however, notwithstanding the foregoing, (i) in the event a Change in Control shall occur which results in the Company becoming a subsidiary of another pharmacy benefit management company (“PBM”), or which is in the form of a merger in which the surviving corporation or entity is a PBM  (x) so long as Executive is offered a position as an officer of the parent PBM (or surviving corporation or entity) with duties and responsibilities which are not inconsistent in any material adverse respect with his or her duties and responsibilities immediately prior to such Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters, such change in position shall not constitute Good Reason, but (y) if Executive is not offered a position as an officer of the parent PBM or surviving corporation or entity as described in (x), a substantial and sustained diminution in Executive’s authority or responsibility shall be deemed to have occurred; or (ii) in the event a Change in Control shall occur which results in the Company becoming a subsidiary of a non-PBM or is in the form of a merger in which the surviving corporation or entity is not a PBM, failure to receive an offer to serve as an officer of the non-PBM parent or surviving corporation or entity shall not constitute Good Reason provided Executive’s duties subsequent to the Change in Control are not inconsistent in any material adverse respect with his or her duties immediately prior to the Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters;

(d)           The failure by the Company to continue to provide Executive with substantially similar perquisites or benefits Executive enjoyed in the aggregate under the Company’s benefit programs (other than long-term incentive compensation programs), such as any of the Company’s pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which he or she was participating at the time of any such discontinuation (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent in the aggregate to the benefits in effect immediately prior to taking such action; provided, that any amendment, modification or discontinuation of any plans or benefits referred to in this subsection (d) hereof that generally affect substantially all other domestic salaried employees of the Company who were eligible to participate, and participated, in the affected Company benefit program(s) shall not be deemed to constitute Good Reason; and

(e)           The timely delivery by the Company to the Executive of notice under Section 2.2, indicating that the Company does not desire to renew this Agreement for an additional Renewal Period, unless the Employment Period during which such notice is delivered is scheduled to end after the Executive has attained the age of 65;

provided that the events described in Section 1.21 (a), (b), (c) or (d) above shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and provided further that, “Good Reason” shall cease to exist for an event on the 120th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

1.22           “Incentive Plan” means the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended from time to time.

1.23           “Initial Employment Period” has the meaning set forth in Section 2.2 hereof.

1.24           “Nondisclosure and Noncompetition Agreement” means the Form of Nondisclosure and Noncompetition Agreement entered into by and between Executive and the Company dated as of __________________.

1.25           “Notice of Retirement” means a notice of any purported Retirement by Executive as further described in Section 4.5(b) hereof.

1.26           “Notice of Termination” means a notice of any purported termination of Executive’s employment by the Company or by Executive as further described in Section 4.5 hereof.

1.27           “Original Effective Date” means the date specified in the recitals to this Agreement.

1.28           “Payment Cap” means the maximum amount described in Section 6.12(b) hereof.

1.29           “Post-Retirement Performance Share Factor” means a fraction determined as follows:

(a)           The numerator shall be the sum of (i) the number of calendar years in a Performance Period (as such term is defined in the Incentive Plan) during which the Executive was employed by the Company as of December 31 of such year, plus (ii) an additional one year for the calendar year in which the Termination Date occurs, provided that the Executive was employed by the Company during such year for at least three full calendar months prior to the Termination Date, and further provided that such additional year was not already included in 1.29(a)(i) above (e.g. for a Performance Period of January 1, 2008 through January 1, 2011, and a Termination Date of March 31, 2009 or thereafter, the numerator shall be two); and

(b)            The denominator shall be the number of full calendar years in a Performance Period (e.g. for a Performance Period of January 1, 2008 through January 1, 2011, the denominator shall be three).

1.30           “Renewal Period” has the meaning set forth in Section 2.2 hereof.

1.31           “Retirement” means an Early Retirement, a Tenured Retirement or any other voluntary termination of employment by Executive which becomes effective on or after Executive has reached the age of 59 ½.

1.32           “Senior Staff” means those members of the Company’s senior management team with a pay grade of M3 or higher, or a similar level under any new or revised salary grading system utilized by the Company.

1.33           “Severance Benefit” means a severance payment in an amount equal to:

(a)           eighteen (18) months of Executive’s Annual Base Salary as in effect immediately prior to the Termination Date, plus

(b)           an amount equal to one hundred fifty percent (150%) of the product of (i) Executive’s Bonus Potential for the year in which the Termination Date occurs (the “Termination Year”), multiplied by (ii) the average percentage of the Bonus Potential earned by the Executive for the three (3) full years immediately preceding the Termination Year, (or such shorter period if Executive was employed by the Company for less than three (3) full years and received, or was eligible to receive, a bonus during such period), which product shall be prorated for the portion of the Termination Year in which Executive was employed by the Company; provided, however, that such product shall not be prorated if the Termination Date occurs within one year following a Change in Control Date (as defined in the Incentive Plan).  Notwithstanding anything to the contrary herein, neither the three-year average percentage of Bonus Potential described in (ii) above, nor the percentage of Bonus Potential for any single year used to compute such three-year average, may exceed 100%; provided, however, that there shall be no such 100% maximum for the three year average, or for any single year, if the Termination Date occurs within one year following a Change in Control Date.

1.34           “Tax Reimbursement Payment” means the payment described in Section 6.12(c) hereof.

1.35           “Tenured Retirement” means a voluntary termination of employment by Executive which meets all of the following requirements:

(a)           Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Retirement;

(b)           as of the date of proper delivery of the Notice of Retirement (i) Executive shall be at least 59 ½ years of age, and (ii) Executive shall have served on Senior Staff for a continuous period of at least 4 ½ years up to and including the date such Notice of Retirement is delivered.

1.36           “Termination Date” means the effective date of termination of Executive’s employment as determined in accordance with Section 4.5 hereof.

1.37           “Welfare Benefit” has the meaning set forth in Section 4.2.

ARTICLE II
TERM/POSITION

2.1           Employment; Effectiveness of Agreement.  Effective as of the Original Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, according to the terms and conditions set forth in this Agreement.

2.2           Term.  Subject to the provisions of Sections 4.1 through 4.5 of this Agreement, the term of Executive’s employment hereunder shall commence on the Original Effective Date and continue through March 31, 20___ (the “Initial Employment Period”).  On April 1 of each year, commencing with April 1, 20___,  and on each subsequent April 1 thereafter (each, an “Anniversary Date”), this Agreement shall be extended automatically at such time for an additional twelve (12) month period (each, a “Renewal Period”) unless either party hereto delivers written notice in accordance with Section 6.2 hereof to the other party hereto at least 90 days prior to such Anniversary Date of his, her or its desire not to renew this Agreement for an additional Renewal Period.  (e.g. Subject to the terms hereof, assuming an April 1 Anniversary Date, and an employment period (Initial or Renewal) of April 1, 2008 through March 31, 2009, if either party gives proper notice at least 90 days prior to April 1, 2009 then the Agreement shall terminate as of March 31, 2009, but if neither party gives proper notice at least 90 days prior to April 1, 2009 then the Agreement shall automatically renew for an additional Renewal Period of April 1, 2009 through March 31, 2010.)  The Initial Employment Period and any Renewal Periods, if any, shall constitute the “Employment Period” for purposes of this Agreement.  If there are no Renewal Periods, then the Employment Period shall have the same meaning as Initial Employment Period.  Except as set forth in Section 6.1 hereof, upon termination of Executive’s employment with the Company in accordance with the terms hereof or upon termination of the Initial Employment Period or the Employment Period without extension thereof, this Agreement shall terminate and no longer be of any force or effect.  Both Executive and the Company acknowledge that as of the Effective Date neither party has delivered a proper notice of non-renewal to the other, and, as such, the current employment period (Initial or Renewal) shall continue through March 31, 2009, subject to earlier termination in accordance with the terms of this Agreement.

2.3           Position and Duties.  Executive shall hold the position of _______________________________ and shall report to, and at all times be subject to the lawful direction of, the Chief Executive Officer or President of the Company (as designated by the Chief Executive Officer of the Company).  Additionally, Executive shall serve as a member of the executive staff and participate in the strategic decision-making of the Company from time to time. During the Employment Period, Executive shall devote his or her best efforts and his or her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. Executive shall perform his or her duties and responsibilities to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall preclude Executive from, (a) subject to the prior written consent of the Board, or an appropriate committee of the Board, serving on any for-profit corporate or governmental board of directors (b) serving on the board of, or working for, any charitable, not-for-profit or community organization, (c) pursuing his or her personal, financial and legal affairs, or (d) pursuing any other activity; provided that Executive shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of Section 5.1 or would, in each case, and in the aggregate, otherwise conflict or interfere with the performance of Executive’s duties and responsibilities hereunder, either directly or indirectly, without the prior written consent of the Board or an appropriate committee of the Board.

ARTICLE III
COMPENSATION AND BENEFITS

3.1           Annual Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Annual Base Salary”) at the annual rate of __________________________ Dollars ($ _________), which shall be payable in regular installments in accordance with the Company’s usual payroll practices and shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes. Executive shall be eligible for such merit-based increases in Executive’s Annual Base Salary, if any, as may be determined from time to time in the sole discretion of the Board or the Committee; provided that any such increase shall not serve to limit or reduce any other obligation to Executive under this Agreement. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as in effect from time to time during the Employment Period. Executive’s Annual Base Salary shall not be reduced after any such increase without Executive’s express written consent.

3.2           Annual Incentive Compensation.  Executive shall be eligible to participate in the Company’s Annual Bonus Plan established for senior executives by the Board or the Committee. The size of Executive’s bonus opportunity, which for any calendar year shall be no less than ____% of Executive’s Annual Base Salary as in effect on January 1 of such year, and the terms of Executive’s participation in the Annual Bonus Plan shall be determined based on the terms and conditions of the Annual Bonus Plan, subject to adjustment as described therein, and in accordance with any bonus award agreement thereunder.  Executive’s Annual Bonus shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes

3.3           Participation in Benefit Plans.  During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans (other than bonus and incentive plans) as in effect from time to time, on the same basis as those benefits are generally made available to similarly situated senior executives of the Company.

3.4           Restricted Stock, Stock Options and Other Equity Awards and Deferred Compensation.  Executive may receive restricted stock, stock options and other equity awards and deferred compensation, to the extent determined by the Company, Board or Committee, as applicable, from time to time.  The terms of any such award shall be documented in a separate award notice or agreement.

3.5           Business Expenses.  During the Employment Period, Executive shall be reimbursed for all reasonable expenses incurred by him or her in performing his or her duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

3.6           Perquisites.  During the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits which similarly situated executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1           Termination by the Company for Cause; Termination by Executive Other Than for Good Reason or Retirement.  If the Employment Period and Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive other than for Good Reason or Retirement, prior to the scheduled expiration of the Employment Period, Executive shall be entitled to receive:

(a)           The Annual Base Salary through the Termination Date;

(b)           Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and

(c)           Such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, including rights with respect to any restricted stock, stock option and other equity awards or any deferred compensation, subject to the terms and conditions of the applicable plan, award, agreement or notice, if relevant (the amounts described in clauses (a) through (c) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment hereunder pursuant to this Section 4.1, Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Notwithstanding the delivery of a Notice of Termination or a Notice of Retirement (as applicable) with respect to a termination other than a termination by the Company under this Section 4.1, the Company may, at any time on or prior to the Termination Date, exercise its right to terminate the Employment Period and Executive’s employment for Cause, and, upon the proper exercise of such right, any other purported termination (including a purported Retirement) shall be null and void, and the terms of this Section 4.1 shall apply.  In addition, notwithstanding the delivery of a Notice of Retirement by Executive, if the Employment Period and Executive’s employment under this Agreement is terminated by Executive other than for Good Reason prior to the proposed effective date set forth in such Notice of Retirement, such purported Retirement (and the related Notice of Retirement) shall be null and void, and the terms of this Section 4.1 shall apply.

4.2           Termination by the Company Other Than for Cause or Disability; Termination by Executive for Good Reason.

(a)           If the Employment Period and Executive’s employment under this Agreement is terminated by the Company prior to the scheduled expiration of the Employment Period other than for Cause or Disability, or Executive terminates his or her employment prior to the end of the Employment Period for Good Reason, Executive shall be entitled to receive:

(i)       The Accrued Rights;

(ii)       Any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date, which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee;

 (iii)  A Severance Benefit pursuant to the terms and conditions set forth in Section 4.2(b) below; and

(iv)  The Company will reimburse the Executive for Executive’s cost of continuing medical insurance under COBRA, or, following the expiration of the COBRA period, equivalent medical insurance coverage, for Executive, Executive’s spouse and any eligible dependents of Executive until the earlier of (A) eighteen (18) months after the Termination Date, or (B) such time as Executive becomes eligible for group insurance from another employer (the “Welfare Benefit”).

(b)           The Company shall pay the Severance Benefit, without interest thereon, in eighteen (18) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date.  Notwithstanding the foregoing, in the event that Executive is determined to be a specified employee in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder for purposes of the Severance Benefit, the Severance Benefit shall begin on the first payroll date which is more than six months following the date of his or her separation from service; provided, that this sentence shall apply only to the extent required to avoid Executive's incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  Payment of the Severance Benefit is subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes. Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Severance Benefit.

(c)           Notwithstanding the foregoing, Executive agrees that payment of the Severance Benefit is contingent upon the following:

(i)           In the event of breach by Executive of Sections 5.1 through 5.3 hereof (or any breach of any agreements in the release described in Section 4.2(c)(ii) below, or in the Nondisclosure and Noncompetition Agreement, or in any other nondisclosure or noncompetition agreement between Executive and the Company), Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to Section 4.2 (a)(ii) hereof and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit, the Welfare Benefit, and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(ii)           No later than thirty (30) days after the Termination Date, Executive must execute and deliver a general release releasing all claims against the Company (other than those specifically described in the below proviso) in such form and containing such terms as the Company may reasonably prescribe; provided, however, that it shall not be a condition to the Executive’s receipt of the Severance Benefit that the Executive release the Company from any of the following:

(A)           the obligations of the Company described in Article IV of the Agreement; or

(B)           any vested rights that the Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which the Executive is or will be entitled by virtue of his or her employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict the Executive from enforcing his or her rights to any such benefits, rights or entitlements; or

(C)           the Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.3           Termination Due to Death, Disability or Retirement.

(a)           Rights Upon Termination.  If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death, Disability or Retirement prior to the scheduled expiration of the Employment Period, Executive or Executive’s estate, as applicable, will receive (a) the Accrued Rights plus any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee; provided, however, that, in the event of Executive’s death, the Company agrees to abide by previously received written instructions from the Executive directing the Company to pay the Accrued Rights and/or the accrued but unpaid Annual Bonus to a living trust or similar estate planning vehicle of Executive, provided such trust or similar vehicle is still in existence at the time of Executive’s death, except to the extent prohibited by law, and except as may otherwise be required or directed by any applicable employee benefit plan; and (b) reimbursement for the Welfare Benefit.  Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Further, notwithstanding the specific terms of the Incentive Plan, with respect to any grants made to the Executive under the Incentive Plan during the term of this Agreement, a proper Retirement by Executive under this Agreement which is not also an Early Retirement or a Tenured Retirement shall be deemed to be a Retirement under the Incentive Plan.

(b)           Tenured Retirement.  Notwithstanding the specific terms of the Incentive Plan, with respect to any Covered Equity Awards, upon a proper Tenured Retirement, the following provisions shall apply:

(i)           Vested Options and Stock Appreciation Rights.  All Options or Stock Appreciation Rights which have vested on or prior to the Termination Date, but which have not expired, been exercised, or otherwise terminated, shall remain vested and exercisable through the expiration of their respective terms (as set forth in the applicable option or stock appreciation right agreements or notices).

(ii)           Unvested Options and Stock Appreciation Rights.  All Options or Stock Appreciation Rights which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company, and shall remain vested and exercisable through the expiration of their respective terms (in each case as set forth in the applicable option or stock appreciation right agreements or notices).

(iii)           Restricted Stock Units.  All grants of Restricted Stock Units which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company (as set forth in the applicable restricted stock unit agreements or notices).

(iv)           Performance Shares. For each award of Performance Shares, to the extent not already vested, terminated or forfeited as of the Termination Date, Executive shall be considered vested in such Performance Shares, but only to the extent the Performance Criteria (as defined in the applicable Performance Share award agreement) are achieved at the end of the applicable performance period (subject to the limitations set forth below in this Section 4.3(b)(iv)), and any payment of shares shall be made in accordance with the terms of the applicable Performance Share agreement as if the Executive had remained as an employee of the Company through the end of the performance period (i.e. generally shares would not be distributed until after the end of the performance period).  Notwithstanding the foregoing, certain Performance Shares shall be subject to a reduction in the maximum number of shares which may be delivered, as follows:

(A)           For each award of Performance Shares, if Executive’s Termination Date occurs on or after the end of the third calendar month of the final full year of the applicable Performance Period (as such term is defined in the Incentive Plan)(e.g. for a Performance Period of January 1, 2007 through January 1, 2010, on or after March 31, 2009), then such Performance Shares for shall be treated as described in the preceding paragraph without any reduction in the maximum number of shares which may be delivered.

(B)           For each award of Performance Shares, if Executive’s Termination Date occurs prior to the end of the third calendar month of the final full year of the applicable Performance Period (e.g. for a Performance Period of January 1, 2007 through January 1, 2010, before March 31, 2009), then such Performance Shares shall be multiplied by the Post-Retirement Performance Share Factor, and the product shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) without any reduction in the maximum number of shares which may be delivered with respect to such portion of the Performance Shares.  The remaining portion of the Performance Shares shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) with a maximum payout of  100% (or “target” number) of such remaining portion of the Performance Shares.

EXAMPLE: For an award of 150 Performance Shares, with a Post-Retirement Performance Share Factor of two-thirds, assuming the achievement of the applicable Performance Criteria results in a payment of 200% of the target number of Performance Shares, the Executive would receive 250 shares determined as follows: 150 Performance Shares multiplied by the Post-Retirement Performance Share Factor results in 100 Performance Shares which are not subject to the 100% maximum and are thus paid out as 200 shares (100 Performance Shares * 200% payout factor); the remaining 50 Performance Shares are capped at a 100% payout factor and are thus paid out as 50 shares.

With respect to any Performance Shares granted between January 1, 2008 and the date hereof, the terms of this of this paragraph shall apply to such grants notwithstanding the terms of the applicable Performance Share agreements.

(c)           Early Retirement.  Notwithstanding the specific terms of the Incentive Plan, with respect to any Covered Equity Awards, upon a proper Early Retirement, the following provisions shall apply:

(i)           Vested Options and Stock Appreciation Rights.  All Options or Stock Appreciation Rights which have vested on or prior to the Termination, but which have not expired, been exercised, or otherwise terminated, shall remain vested and exercisable through the Early Retirement Option Expiration Date.

(ii)           Unvested Options and Stock Appreciation Rights.  Each grant, or portion thereof, of Options or Stock Appreciation Rights which has not vested as of the Termination Date, and which has not expired or otherwise terminated, shall vest or be terminated and forfeited as follows: (A) any portion of such grant which is scheduled (under its original terms) to vest after the Early Retirement Option Expiration Date shall terminate and be forfeited on the Termination Date; (B) for any portion of such grant which is scheduled (under its original terms) to vest on or prior to the Early Retirement Option Expiration Date, each “tranche” of such grant (meaning each portion scheduled to vest on the various vesting dates under the grant) shall be multiplied by the Early Retirement Vesting Factor, and a portion of such tranche equal to such product rounded to the nearest whole number, shall continue to vest after the Termination Date in accordance with its original terms as if Executive were still employed by the Company, and shall remain vested and exercisable through the Early Retirement Option Expiration Date; and (C) for each tranche to which  the Early Retirement Vesting Factor is applied under the preceding Subsection B, any remaining portion of such tranche that does not so vest shall terminate and be forfeited on the Termination Date. (See example on Exhibit A to this Agreement).

(iii)           Restricted Stock Units.  Each grant, or portion thereof, of Restricted Stock Units which has not vested as of the Termination Date, and which has not expired or otherwise terminated, shall vest or be terminated and forfeited as follows: (A) any portion of such grant which is scheduled (under its original terms) to vest after the third anniversary of the Deemed Retirement Date shall terminate and be forfeited on the Termination Date; (B) for any portion of such grant which is scheduled (under its original terms) to vest on or prior to the third anniversary of the Deemed Retirement Date, each “tranche” of such grant (meaning each portion scheduled to vest on the various vesting dates under the grant) shall be multiplied by the Early Retirement Vesting Factor, and a portion of such tranche equal to such product rounded to the nearest whole number, shall continue to vest after the Termination Date in accordance with its original terms as if Executive were still employed by the Company; and (C) for each tranche to which the Early Retirement Vesting Factor is applied under the preceding Subsection B, any remaining portion of such tranche that does not so vest shall terminate and be forfeited on the Termination Date.

(iv)           Performance Shares.  For each award of Performance Shares, to the extent not already vested, terminated or forfeited as of the Termination Date, Executive shall be considered vested in a portion of such Performance Shares determined by multiplying the number of such Performance Shares by  the Early Retirement Vesting Factor (the product being the “Adjusted Performance Shares”), but only to the extent the Performance Criteria are achieved at the end of the applicable performance period (e.g. if the target number of Performance Shares is 150, the Early Retirement Vesting Factor is 0.24 the Adjusted Performance Shares would be 36, and if the achievement of the Performance Criteria results in a payment of 75% of target shares, the number of shares awarded would be 36 * 75%  or 27 shares), and any payment of shares shall be made in accordance with the terms of the applicable Performance Share agreement as if the Executive had remained as an employee of the Company through the end of the performance period (i.e. generally shares would not be distributed until after the end of the performance period).  Notwithstanding the foregoing, certain Performance Shares shall be subject to a reduction in the maximum number of shares which may be delivered, as follows:

(A)           For each award of Performance Shares, if Executive’s Termination Date occurs on or after the end of the third calendar month of the final full year of the applicable Performance Period (as such term is defined in the Incentive Plan)(e.g. for a Performance Period of January 1, 2007 through January 1, 2010, on or after March 31, 2009), then the Adjusted Performance Shares for shall be treated as described in the preceding paragraph without any reduction in the maximum number of shares which may be delivered.

(B)           For each award of Performance Shares, if Executive’s Termination Date occurs prior to the end of the third calendar month of the final full year of the applicable Performance Period (e.g. for a Performance Period of January 1, 2007 through January 1, 2010, before March 31, 2009), then the Adjusted Performance Shares shall be multiplied by the Post-Retirement Performance Share Factor, and the product shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) without any reduction in the maximum number of shares which may be delivered with respect to such portion of the Adjusted Performance Shares.  The remaining portion of the Adjusted Performance Shares shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) with a maximum payout of  100% (or “target” number) of such remaining portion of the Adjusted Performance Shares.

EXAMPLE: Assuming an award of 150 Performance Shares, and an Early Retirement Vesting Factor is 0.24 the Adjusted Performance Shares would be 36.  Further assuming a Post-Retirement Performance Share Factor of two-thirds , if the achievement of the Performance Criteria results in a payment of 200% of the target number of Performance Shares, the Executive would receive 60 shares determined as follows: 36 Adjusted Performance Shares multiplied by the Post-Retirement Performance Share Factor (two-thirds) results in 24 Adjusted Performance Shares which are not subject to the 100% maximum and are thus paid out as 48 shares (24 Adjusted Performance Shares * 200% payout factor); the remaining 12 Performance Shares are capped at a 100% payout factor and are thus paid out as 12 shares.

With respect to any Performance Shares granted between January 1, 2008 and the date hereof, the terms of this of this paragraph shall apply to such grants notwithstanding the terms of the applicable Performance Share agreements.

(d)           Notwithstanding anything to the contrary set forth herein, if either (i) Executive breaches any of the provisions of Sections 5.1 through 5.3 of this Agreement, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (whether such breach occurs during or after Executive’s employment with the Company), or (ii) following the Termination Date the Committee becomes aware of acts or omissions by the Executive during the term of Executive’s Employment with the Company which would have constituted Cause, then, in either case, all Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards (as defined in the Incentive Plan), to the extent not previously exercised or paid out, shall immediately terminate and be forfeited, and the Executive shall reimburse the Company for the value of any other Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards for which vesting accelerated, or which Executive otherwise realized value, as a result of a purported Retirement.

(e)           In the event the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death or Disability prior to the scheduled expiration of the Employment Period, and, as of the Termination Date, Executive would have been eligible for either Tenured Retirement or Early Retirement, then Executive or Executive’s estate, as applicable, may elect to have Executive’s termination treated as a Tenured Retirement or Early Retirement (as applicable) with respect to the Covered Equity Awards only.  Such election shall be made by delivery of written notice to the Company not less than ninety (90) days following the Termination Date.  If proper election is made under this paragraph, then (i) the provisions of either Section 4.3(b) or Section 4.3(c), as appropriate, shall apply to all, and not less than all, Covered Equity Awards, (ii) the provisions of the Incentive Plan, and/or the agreements or notices for the Covered Equity Awards, related to vesting, termination or forfeiture, or exercise period, following a termination due to death or Disability, shall not apply to the Covered Equity Awards (except to the extent provided herein), and (iii) the Deemed Retirement Date shall be the date six (6) months following the Termination Date.

(f)           Any payment of cash or stock to Executive is subject to all federal, state, and local income and payroll tax withholding that, in the opinion of the Company, is required by law.  Unless Executive satisfies any such tax withholding obligation by paying the amount in cash (including by check or wire transfer) or shares of the Company’s stock, the Company shall withhold cash and/or shares on the date of withholding sufficient to cover the withholding obligation, with shares valued in the same manner as used in computing the withholding taxes.

4.4           Expiration of the Employment Period.

(a)           In the event either party elects not to extend the Employment Period pursuant to Section 2.2, unless Executive’s employment is earlier terminated pursuant to Sections 4.1 through 4.3, Executive’s term of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to close on the close of business on the day immediately preceding the next scheduled Anniversary Date and Executive shall be entitled to receive the Accrued Rights, plus any Annual Bonus earned for a previously completed fiscal year  (including a fiscal year which ends on the on the Termination Date) but unpaid as of the Termination Date, which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee.

(b)           Unless the parties otherwise agree in writing executed subsequent to the Effective Date, continuation of Executive’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and, subject only to Section 6.1, shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.5           Notice of Termination; Notice of Retirement; Termination Date.

(a)           For purposes of this Agreement, any purported termination of Executive’s employment by the Company or by Executive (other than a Retirement by Executive), shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 6.2 hereof. Any Notice of Termination shall set forth (i) the effective date of termination (for purposes of determining Executive’s entitlement to benefits hereunder), which, in the case of a termination by Executive pursuant to Section 4.1, or a termination by either party pursuant to Section 4.2 shall not be less than fifteen (15) days after the date the Notice of Termination is delivered; (ii) the specific provision in this Agreement relied upon; and (iii) in reasonable detail, the facts and circumstances claimed to provide a basis for such termination.

(b)           For purposes of this Agreement, any purported Retirement by Executive shall be communicated by written “Notice of Retirement” to the Company in accordance with Section 6.2 hereof.  Any Notice of Retirement shall include the following (i) if Executive intends for the Retirement to qualify as either an Early Retirement or a Tenured Retirement, the notice shall indicate such intent; and (ii) the notice shall set forth the proposed effective date of the Retirement, which, for either an Early Retirement or a Tenured Retirement shall not be less than six (6) months after the date the Notice of Retirement is delivered, or for any other Retirement shall not be less than fifteen (15) days after the date the Notice of Retirement is delivered.

Notwithstanding anything to the contrary set forth herein, in order for a Notice of Retirement to be proper and valid, Executive must, during the period from delivery of the purported Notice of Retirement through the Termination Date, continue to substantially perform his or her duties hereunder, to the extent required by the Company.  Executive’s material neglect or willful and continuous failure to perform such duties, which neglect or failure is not cured within seven (7) days following written notice thereof from the Company to Executive, shall (i) invalidate the Notice of Retirement ab initio, and (ii) deprive Executive the right to deliver a subsequent Notice of Retirement.  However, the foregoing shall not prevent the Company, in its sole discretion, from agreeing to reduce or diminish Executive’s duties and obligations to the Company during the period following delivery of the purported Notice of Retirement through the Termination Date.

(c)           If the Company terminates Executive’s employment pursuant to Section 4.1 or due to Executive’s Disability pursuant to Section 4.3 hereof, the Termination Date shall be the date upon which the Company notifies Executive of such termination. If the Company terminates Executive’s employment pursuant to Section 4.2, or if Executive terminates employment pursuant to Section 4.1, 4.2 or 4.3 hereof, the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination.  At any time following proper delivery of a Notice of Retirement but prior to the effective date of such Retirement, the Company may elect to terminate the Employment Period and Executive’s employment under this Agreement in which case the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination; provided, however, that, unless such termination is for Cause under Section 4.1, such early termination by the Company shall not have any impact on the Deemed Retirement Date.  If the Agreement is terminated pursuant to Section 4.4, the Termination Date shall be the last day of the Initial Employment Period or the last Renewal Period, as applicable. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the “Termination Date” for purposes of determining the Executive’s entitlement to benefits under this Agreement shall be the date on which the dispute is finally determined by an independent arbitrator selected by the American Arbitration Association.

4.6           Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Termination Date and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

ARTICLE V
RESTRICTIVE COVENANTS

For the purposes of this Article V, all references to the Company shall include the Company and its affiliates.

5.1           Non-Solicitation and Non-Competition.

(a)           Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)           During the period of Executive’s employment with the Company and, for a period of two (2) years  after termination of Executive’s employment (the “Nonsolicit Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(1)           with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

(2)           with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding the Executive’s termination of employment; or

(3)           for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

(ii)           During the Nonsolicit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)           solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(2)           hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(iii)          During the Nonsolicit Period, Executive will not, directly or indirectly, solicit, or encourage to cease to work with the Company or its affiliates, any consultant then under contract with the Company or its affiliates.

(iv)          During the period of Executive’s employment with the Company and, for a period of (18) months after termination of Executive’s employment for any reason (the “Noncompete Period”), Executive will not directly or indirectly:

(1)           engage in any business that is, or will be, engaged wholly or primarily in the business of manufacturing, purchasing, selling or supplying in the United States any product or service manufactured, purchased, sold, supplied or provided by the Company or its affiliates, and which is or will be directly in competition with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in the United States (a “Competitive Business”);

(2)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(3)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)           interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(v)          Notwithstanding anything to the contrary herein, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

5.2           Confidentiality.

(a)           Executive acknowledges that the identity of the clients and customers of the Company, the prices, terms and conditions at, or upon which, the Company sells its products or provides its services and other non-public, proprietary or confidential information relating to the business, financial and other affairs of the Company (including, without limitation, any idea, product, trade secret, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property; creative or conceptual business or marketing plan, strategy or other material developed for the Company by Executive; or information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company or its affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis) (hereinafter collectively referred to as “Confidential Information”) are valuable, special unique assets of the Company and that such Confidential Information, if disclosed to others, may result in loss of business or other irreparable and consequential damage to the Company.

(b)           Executive shall hold in fiduciary capacity, for the benefit of the Company, all Confidential Information and shall not, at any time during the Employment Period or thereafter (i) retain or use for the benefit, purposes or account of Executive of any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information, without the prior written authorization of the Company.

(c)           Notwithstanding the foregoing, the term Confidential Information shall not include information (i) generally known to the public or the trade other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation, (iii) the release of which is deemed by the Board to be in the best interest of the Company, or (iv) the disclosure of which is required by applicable law; provided that Executive shall give prompt written notice to the Company of such legal requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(d)           Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(e)           Upon termination of Executive’s employment with the Company for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its affiliates, (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3           Non-Disparagement.  Executive agrees that Executive will not disparage the Company or its affiliates, or its or their current or former officers, directors, and employees in any way; further, Executive will not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section does not prohibit statements which Executive is required to make under oath or which are otherwise required by law, provided that such statements are truthful and made in a professional manner; further provided that this Section does not prohibit Executive from making statements which would otherwise be in violation of this Section, provided such statements are made by Executive in response to public statements made by the Company, or its authorized representatives, which are derogatory or detrimental to the good name or business reputation of the Executive.

5.4           Acknowledgment of Reasonable Covenants.  It is expressly understood and agreed that Executive and the Company consider the restrictions and covenants contained herein to be reasonable and enforceable, because, among other things, (a) Executive will be receiving compensation under this Agreement or otherwise, (b) there are many other areas in which, and companies for which, Executive could work in view of Executive’s background, (c) the restrictions and covenants set forth herein do not impose any undue hardship on Executive, (d) the Company would not have entered into this Agreement but for the restrictions and covenants of Executive contained herein, and (e) the restrictions and covenants contained herein have been made in order to induce the Company to enter into this Agreement.

5.5           Modification of the Restrictive Covenants.  If, at the time of enforcement of the restrictive covenants set forth herein, a final judicial determination is made by a court or arbiter of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE VI
MISCELLANEOUS

6.1           Survival.  Sections 4.1 through 4.6 inclusive (as applicable to the relevant circumstance of termination only), 5.1 through 5.5 inclusive and 6.1 through 6.14 inclusive shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment hereunder or termination of the Initial Employment Period or the Employment Period.

6.2           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below:

To the Company:

Express Scripts, Inc.
One Express Way
Saint Louis, MO 63121
Attention: Chief Executive Officer

To Executive:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.3           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.4           Complete Agreement.  This Agreement constitutes the complete agreement and understanding between the parties regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral, including, without limitation, the Prior Agreement, which shall automatically terminate upon the effectiveness of this Agreement; provided, however, that this Agreement shall not supersede or modify the terms of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company, and any restricted stock, stock options or other equity awards or deferred compensation shall be subject to the terms of the applicable notices or agreements; and provided further, however that this Agreement shall not supersede or modify the terms of any equity awards or special bonus awards (i.e. bonuses other than the Annual Bonus) specifically granted under prior to January 1, 2008 under the Prior Agreement.  The applicable provisions of this Agreement amend the terms and provisions of the Incentive Plan to the extent addressed by this Agreement, as the same may have been amended prior to the date hereof, with respect to awards covered by this Agreement and made to Executive hereunder.

6.5           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

6.6           Successors and Assigns.  Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

6.7           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

6.8           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles thereof; provided, however, that issues related to the Incentive Plan or any grants thereunder shall be resolved in accordance with the laws of the State of Delaware.

6.10           Specific Performance.  The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Executive agrees and acknowledges that money damages are an inadequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 5.1 through 5.3 hereof, and that the Company shall be entitled to apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Further, Executive acknowledges that the forfeiture provision set forth in the termination provisions hereof shall not be construed to limit or otherwise affect the Company’s right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, resulting from breach of this Agreement.

6.11           Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

6.12           Tax Matters.

(a)           Notwithstanding anything to the contrary herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any of its subsidiaries (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an Excise Tax, the provisions of this Section 6.12 shall apply.

(b)           If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, but is less than 125% of such amount, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 6.12, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between Executive and the Company or any incentive arrangement or plan offered by the Company) will be received in connection with the application of the Payment Cap, subject to the following sentence.  Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

(c)           If the aggregate present value of all Covered Payments is equal to or exceeds 125% of the amount which can be paid to Executive without Executive incurring an Excise Tax, Executive shall be entitled to receive an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6.12, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.  Such additional amount may be paid by the Company directly to the applicable taxing authority.  The Tax Reimbursement Payment shall be paid in the calendar year following the date of the Change in Control.

(d)           Immediately upon a Change in Control, the Company shall notify Executive of any modification or reduction as a result of the application of this Section 6.12. In the event Executive and the Company disagree as to the application of this Section 6.12, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change in Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which Executive shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 6.12, and such determination shall be final and binding upon Executive and the Company.

6.13           Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

6.14           Cooperation.  Each party shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.

6.15           Section 409A of the Code.  Notwithstanding anything to the contrary in this Agreement, the parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A of the Code to this Agreement and this Agreement shall be interpreted in a manner consistent with the provisions of Section 409A of the Code and the regulations thereunder.  The Company reserves the right (but is not required) to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with, or avoid the imposition of any additional taxes under, Section 409A (including, but not limited to, delaying payments, realization of any rights or benefits until six (6) months following termination of employment).

6.16           Arbitration.  Executive and the Company agree that any and all disputes between the parties hereto arising from or relating to this Agreement, and/or any release executed by Executive pursuant to the terms of this Agreement, shall be submitted and decided by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.  Venue for the arbitration shall be in St. Louis County, Missouri and the laws of the State of Missouri will apply.  Any demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal of equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Under no circumstances will either party be subject to punitive damages.  Each party hereto shall bear its costs of the arbitration proceeding. However, the prevailing party in the arbitration, as designated by the arbitrator, shall be entitled to recover its reasonable cost of the arbitration, including, without limitation, its reasonable attorneys’ fees, from the other party as determined by the arbitrator.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXPRESS SCRIPTS, INC.

By:
Name: George Paz
Title: Chairman, President and Chief Executive Officer

EXECUTIVE

Name:

EXHIBIT A
Sample Calculation under Section 4.3(c)(ii)

The following is an example of the methodology to be used to calculate the impact of Early Retirement on Unvested Options or Stock Appreciation Rights:

Option Grant:         375 options granted on May 1, 2009, vesting in 3 tranches as follows:
Tranche 1 -- 100 options vesting May 1, 2010
Tranche 2 -- 125 options vesting May 1, 2011
Tranche 3 -- 150 options vesting May 1, 2012
Expiration Date: May 1, 2016

Executive’s 55th Birthday:  March 11, 2009

Deemed Retirement Date:  November 1, 2009

Termination Date:  October 1, 2009

Early Retirement Extension Period:  8 months (whole months between 3/1/09 and 11/1/09)

Early Retirement Option Expiration Date:  July 1, 2011 (20 months after the Deemed Retirement Date.  Note: For any Options or Stock Appreciation Rights with an Expiration Date prior to 7/1/11, the Early Retirement Option Expiration Date would be such Expiration Date.)

Early Retirement Vesting Factor:  0.133 or 13.3% (8 ÷ 60)

Calculations as of the Termination Date based on the foregoing:

Tranche 1 – 13 options (100 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2010, and following vesting would remain exercisable until July 1, 2011; the remaining 87 options in Tranche 1 would terminate and be forfeited as of the Termination Date.

Tranche 2 – 17 options (125 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2011, and following vesting would remain exercisable until July 1, 2011; the remaining 108 options in Tranche 2 would terminate and be forfeited as of the Termination Date.

Tranche 3 – Because Tranche 3 is not scheduled to vest until after July, 1, 2011 (the Early Retirement Option Expiration Date), all 150 options in Tranche 3 would terminate and be forfeited as of the Termination Date.

The foregoing is for illustrative purposes only and does not reflect any actual grants to the Executive.